ANADIGICS ANNOUNCES COST REDUCTIONS

Warren, NJ, November 5, 2008 -- ANADIGICS, Inc. (Nasdaq: ANAD), announced today it is implementing cost reduction measures across the company that include the elimination by the end of this week of about 100 jobs, which is approximately a 15% reduction in its workforce worldwide.

“These cost reduction measures, as we mentioned on our October 22 conference call, align our cost structure with near-term demand while preserving our competitive advantage in technology and product performance,” said Gilles Delfassy, chairman and interim chief executive officer, “This was a difficult decision because of the impact it has on people, but was a necessary step in our plan to return the company to growth and profitability as soon as possible. We are continuing critical investments in new products and other strategic initiatives that focus on making our customers successful.”

“With the reduction in workforce and other identified cost reduction actions in process, the company’s goal is to achieve a savings of  between $15 million and $20 million on an annual basis starting late in the fourth quarter,” said Tom Shields, executive vice president and chief financial officer. “We believe these actions are prudent in light of the change in quarterly revenue, while preserving our capabilities to meet future customer demand and maintain a strong balance sheet.”

The reduction in workforce is expected to result in pre-tax charges related to severance costs and one-time benefits of approximately $2.2 million to $2.4 million in the fourth quarter of this year, substantially all of which will result in cash expenditures.

       About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD - News) is a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets. Founded in 1985 and headquartered in Warren, NJ, the company's award-winning products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components, which can be sold individually or packaged as integrated radio frequency and front end modules.  For more information, visit www.anadigics.com.

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and those discussed elsewhere herein.